Exhibit 99.1

ALTRIA ANNOUNCES EARLY TENDER RESULTS OF DEBT TENDER OFFER AND INCREASE TO TENDER CAP

RICHMOND, Va. – November 12, 2013 - Altria Group, Inc. (Altria) (NYSE: MO) today announces the preliminary results for its previously announced cash tender offer for its senior unsecured notes identified in the table below (the “Notes”) and increases the “Tender Cap” from $2,000,000,000 to $2,100,000,000 and the “Aggregate Maximum Purchase Sublimit” from $1,500,000,000 to $1,600,000,000. The terms and conditions of the tender offer are described in the Offer to Purchase, dated October 28, 2013, and the related Letter of Transmittal, and remain unchanged, except as amended hereby.

According to information provided by Global Bondholder Services Corporation, the Depositary and Information Agent for the tender offer, $1,205,712,000 aggregate principal amount of the 9.950% Notes due 2038, $1,153,572,000 aggregate principal amount of the 10.200% Notes due 2039, $849,174,000 aggregate principal amount of the 9.700% Notes due 2018 and $600,281,000 aggregate principal amount of the 9.250% Notes due 2019 were validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on November 8, 2013 (the “Early Tender Deadline”). Tendered Notes may not be withdrawn after the Early Tender Deadline.

The total aggregate principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline was $3,808,739,000, which amount exceeds the Tender Cap. Since Altria will accept for payment only such portion of the tendered Notes that does not result in it purchasing Notes with an aggregate principal amount above the Aggregate Maximum Purchase Sublimit and the Tender Cap, Altria will purchase a portion of the validly tendered Notes with Acceptance Priority Level 1 up to the Aggregate Maximum Purchase Sublimit and will purchase Notes with Acceptance Priority Level 2 in an aggregate principal amount up to the Tender Cap remaining available for application to the Acceptance Priority Level 2 Notes following the Purchase of the Acceptance Priority Level 1 Notes, in accordance with the terms of the tender offer set forth in the Offer to Purchase, as amended hereby. Assuming that the conditions to the tender offer are satisfied or waived, tendered Notes will be accepted for purchase on a prorated basis as described in the Offer to Purchase, such that the aggregate principal amount of the Notes accepted in the tender offer equals the Tender Cap.

The tender offer for the Notes will expire at 12:00 midnight, New York City time, on Monday, November 25, 2013 (the “Expiration Date”), unless extended or earlier terminated by Altria.

6601 West Broad Street, Richmond, VA 23230

Title of Securities	CUSIP Number	Outstanding Principal Amount	Acceptance Priority Level	Aggregate Maximum Purchase Sublimit*	Early Tender Payment**	U.S. Treasury Reference Security	Fixed Spread (bps)	Bloomberg Reference Page

9.950% Notes due 2038	02209SAE3	$1,500,000,000			$30	2.875% due 05/15/2043	198	FIT1

			1	$1,600,000,000

10.200% Notes due 2039	02209SAH6	$1,500,000,000			$30	2.875% due 05/15/2043	198	FIT1

9.700% Notes due 2018	02209SAD5	$1,949,308,000			$30	1.375% due 09/30/2018	95	FIT1

			2	Not Applicable

9.250% Notes due 2019	02209SAJ2	$1,350,692,000			$30	1.375% due 09/30/2018	135	FIT1

*	Applies to the aggregate principal amount of Notes with Acceptance Priority Level 1.

**	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase.

For Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase, the applicable total consideration per $1,000 principal amount of each series of Notes (for each series, the “Total Consideration”) will be a price determined as described in the Offer to Purchase intended to result in a yield to maturity (calculated in accordance with standard market practice) equal to the sum of (i) the yield to maturity for the applicable U.S. Treasury (“UST”) Reference Security specified in the table above, calculated based on the bid-side price of such UST Reference Security as of 11:00 a.m., New York City time, today, November 12, 2013 (being the first business day following the Early Tender Deadline), plus (ii) the applicable Fixed Spread specified in the table above. The Total Consideration includes the Early Tender Payment specified in the table above. Holders tendering their Notes after the Early Tender Deadline and at or prior to the Expiration Date will be eligible to receive only the applicable tender offer consideration, namely the applicable Total Consideration less the Early Tender Payment specified in the table above.

In addition, holders whose Notes are purchased in the tender offer will be paid accrued and unpaid interest on their purchased Notes from the applicable last interest payment date up to, but not including, the payment date for such purchased Notes.

Note Issuance

On October 31, 2013, Altria completed an underwritten public offering of senior unsecured notes in an aggregate principal amount sufficient to satisfy the financing condition described in the Offer to Purchase. The tender offer is subject to the satisfaction or waiver of certain other conditions, as specified in the Offer to Purchase.

Information Relating to the Tender Offer

Goldman, Sachs & Co., RBS Securities Inc. and Deutsche Bank Securities, Inc. are acting as the lead dealer managers for the tender offer. Investors with questions may contact Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-6595 (collect) and RBS Securities Inc. at (877) 297-9832 (toll-free) or (203)

897-6145 (collect). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at the following numbers: banks and brokers can call (212) 430-3774 (collect), and all others can call (866) 470-4200 (toll-free).

This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The tender offer is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal, each as amended hereby. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Altria, the Dealer Managers, the Depositary, the Information Agent, or the trustee for the Notes makes any recommendation in connection with the tender offer. Please refer to the Offer to Purchase and related Letter of Transmittal, each as amended hereby, for a description of offer terms, conditions, disclaimers, and other information applicable to the tender offer.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and MarkTen™. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Source: Altria Group, Inc.

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